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                                                                    Exhibit 99.1


                                                      DMC Stratex Networks, Inc.
                                                      170 Rose Orchard Way
                                                      San Jose, CA 95134


May 15, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

By letter dated May 15, 2002, addressed to the Board of Directors of DMC Stratex Networks, Inc., our independent public accountants, Arthur Andersen LLP, pursuant to Temporary Note 3T to Article 3 of Regulation S-X, represented to us that their audit of DMC Stratex Networks, Inc., for the year ended March 31, 2002, was subject to Arthur Andersen's quality control systems for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Sincerely,


/s/ CARL A. THOMSEN

Carl A. Thomsen
Sr. Vice President and
Chief Financial Officer
DMC Stratex Networks, Inc.